Exhibit 99.4

FERRELLGAS PARTNERS, L.P.

FERRELLGAS PARTNERS FINANCE CORP.

OFFER TO EXCHANGE

REGISTERED 8 5/8% SENIOR NOTES DUE 2020

FOR

ANY AND ALL OUTSTANDING UNREGISTERED 8 5/8% SENIOR NOTES DUE 2020

To The Depository Trust Company (“DTC”) Participants:

Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. (the “Issuers”) are offering, subject to the terms and conditions set forth in the prospectus, dated     , 2017 (the “Prospectus”), and the related Letter of Transmittal, to exchange (the “Exchange Offer”) all $175,000,000 in aggregate principal amount of their 8 5/8% Senior Notes due 2020 (the “Exchange Notes) “), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the same aggregate principal amount of their unregistered 8 5/8% Senior Notes due 2020 (the “Unregistered Notes”). On January 30, 2017, we issued $175,000,000 aggregate principal amount of the unregistered notes in a private placement. The unregistered notes were sold to the initial purchasers who in turn resold the unregistered notes to persons believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act. The Exchange Offer is being extended to all holders of the Unregistered Notes in order to satisfy certain obligations of the Issuers set forth in the Registration Rights Agreement, dated as of January 30, 2017, by and among the Issuers and the representative of the initial purchasers of the Unregistered Notes. The Exchange Notes are substantially identical to the Unregistered Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Unregistered Notes will not apply to the Exchange Notes.

Please contact your clients for whom you hold Unregistered Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Unregistered Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.                            Prospectus dated                               , 2017;

2.                            Letter of Transmittal for the Unregistered Notes, for your use and for the information of your clients;

3.                            Form of Notice of Guaranteed Delivery; and

4.                            Form of letter which may be sent to your clients for whose accounts you hold Unregistered Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on    , 2017, unless the Exchange Offer is extended by the Issuers. Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer.

Pursuant to the Letter of Transmittal, each holder of Unregistered Notes will represent to the Issuers that, among other things:

•                                such holder is not an “affiliate,” as such term is defined in Rule 405 promulgated under the Securities Act, of either Issuer;

•                                any Exchange Notes that such holder acquired pursuant to the Exchange Offer are being acquired in the ordinary course of such holder’s business;

•                                such holder is not participating in and does not intend to participate in a distribution of the Exchange Notes;

•                                such holder has no arrangements or understandings with any person to participate in the distribution of the Exchange Notes; and

•                                if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Unregistered Notes, such holder acquired those Unregistered Notes as a result of market-making activities or other trading activities and such holder will deliver the Prospectus, as required by law, in connection with any resale of the Exchange Notes.

The enclosed form of letter to clients contains an authorization by the beneficial owners of the Unregistered Notes for you to make the foregoing  representations.

DTC participants will be able to execute tenders through the DTC’s Automated Tender Offer Program.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent at its address and telephone number set forth on the cover page of the Letter of Transmittal.

Very truly yours,

FERRELLGAS PARTNERS, L.P.
FERRELLGAS PARTNERS FINANCE CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FERRELLGAS PARTNERS, L.P., FERRELLGAS PARTNERS FINANCE CORP. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.